Contact:	Contact:
Predictive Diagnostics, Inc.	Venturi & Company LLC
Daniel Tusé, Ph.D.	Lindsay Hoover
Tel. 707 469 2316	Tel. 650 342 8100
dt@predictivediagnostics.com	lhoover@venturico.com

For immediate release:

Predictive Diagnostics, Inc., Presents at the 2006 Human
Proteome Organisation (HUPO) 5th Annual World Congress
and Announces Issuance of Two New U.S. Patents

Vacaville, California, November 10, 2006 - Predictive Diagnostics, Inc. (PDI) today announced that the Company had been issued two new patents by the U.S. Patent and Trademark Office, covering its process technologies for biomarker discovery. These patents complement a patent issued in December 2005, covering the use of mathematical algorithms to create a reference database for applications in biomarker discovery and diagnostics.

U.S. patent 6,980,674, issued December 27, 2005, includes claims to methods for data acquisition and cataloging and their use to classify polypeptides into a reference index or database. The database can be used to identify previously unidentified samples, with applications in biomarker discovery and diagnostics. The process is dynamic, with new polypeptides characterized and added to the database. This issuance was an important benchmark for PDI, because the ‘674 patent describes a process widely used in biomarker discovery and has one of the earliest priority dates in the industry. The two new patents expand the utility of the ‘674 claims, especially in the analysis of mass spectral data sets from peptide and protein samples. One of PDI’s pending applications issued on October 31, 2006, as U.S. Patent No. 7,130,459, while the second application issued on November 7, 2006, as U.S. Patent No. 7,133,544.

PDI also announced two technical presentations made at this year’s Human Proteome Organisation (HUPO) 5th Annual World Congress, October 28-November 1, 2006, in Long Beach, California. Kevin Dawson, M.D., PDI’s Vice President, Bioinformatics, presented a poster entitled “PROFILE™: Next-Generation Proteomic Discovery Platform for the Identification of Biomarkers for Cancers and Immune Disorders.” The presentation summarized PDI’s proprietary PROFILE™ algorithms, and their application in the discovery of new biomarkers for Sjögren’s Syndrome, an autoimmune disease for which there is no currently approved diagnostic procedure. It also summarized results with various oncology data sets to highlight the efficiency and breadth of application of PDI’s PROFILE™ technology. Earl White, Ph.D., PDI’s Vice President, Advanced Analytical Sciences, presented a poster entitled “Mass Spectral Characterization of Conformational Changes of Aprotinin by Reversed-phase HPLC.” This presentation underscored the importance of robust analytical methods in the characterization of protein conformational states. Aprotinin was selected for study because it is becoming an increasingly important protease inhibitor in the standardization of sample processing methods.

Predictive Diagnostics, Inc. ▪  3333 Vaca Valley Parkway, Suite 1000 ▪ Vacaville, CA 95688 ▪ www.predictivediagnostics.com

PDI’s presence at HUPO reaffirmed the Company’s strengths, borne from a combination of expert analytical capabilities, industry leading informatics and proprietary classification algorithms.

In related news, PDI was featured in a recent issue of the journal Science (Vol. 314; Oct 6, 2006, pp 151-155), in a special section dedicated to Life Science Technologies focusing on Aging and Neuroscience, and includes an interview with PDI’s Daniel Tusé, Ph.D. PDI’s methods for biomarker discovery and the company’s successes in identifying biomarkers for neurological and autoimmune disorders were highlighted, along with groundbreaking work by other companies in this field.

Collectively, the notable technical accomplishments and the visibility generated by PDI scientists and our continued progress in securing additional patents for our growing intellectual property portfolio help position the Company for significant future advancements.

About Predictive Diagnostics, Inc.
Predictive Diagnostics, Inc. (PDI) is a biomarker discovery company that develops and applies patent-protected enabling technologies for biomarker discovery, disease characterization and clinical trial management. PDI is a wholly owned subsidiary of Large Scale Biology Corporation (LSBC), a consolidated debtor currently operating in Chapter 11 under U.S. bankruptcy laws. Venturi & Company LLC has been retained by LSBC as the Company’s exclusive financial advisor in the sale of some or all of LSBC’s business segments and/or assets. For more information about PDI, visit the Company's website at www.predictivediagnostics.com. PDI’s affiliate unit, PDI Analytical Laboratories, provides analytical services, methods development and validation, and regulatory strategy support to a variety of clients. For more information about PDI Analytical Laboratories visit their website at www.pdianalytical.com. Predictive Diagnostics™, PDI™ and PDI Analytical™ are trademarks of Predictive Diagnostics, Inc. ©2006. All Rights Reserved Worldwide.

Predictive Diagnostics, Inc. ▪  3333 Vaca Valley Parkway, Suite 1000 ▪ Vacaville, CA 95688 ▪ www.predictivediagnostics.com